mavi sud

mavi sud s.r.l.
COSMETICI IPOALLERGENICI
Viale dell'Industria, 1 - 04011 Aprilia (LT) Italy
Tel. 06.92.86.261 - Telefax 06.92.81.623
E-mail: info@mavicosmetics.it
http://www.mavicosmetics.it
Cap. Soc. € 572.000,00 int vers.
C.C.I.A.A. Latina n. 84683/87 - Reg. Trib. 13210
Op. Est. Mecc. Nr. LT 00 62 68
Cod. Fisc. / Part. IVA 01347820597

Ns. Rif.

Vs. Rif.

EXCLUSIVE DISTRIBUTION AGREEMENT

By and between **First Lotus Company Limited** having its registered office at Blk B, 10/F., Fuk On Factory Building., 1123 Canton Road, Mongkok, Kowloon, Hong Kong, represented for the purposes of these presents by Miss Ng Lai Fong Chris, as director, hereinafter called the DISTRIBUTOR.

OF THE FIRST PART

AND:

MAVI SUD, having its registered office at Viale dell'industria 1, 04011 Aprilia (LT) Italy, represented for the purposes of these presents by Dr. Pierfrancesco Morganti, President, and Hereinafter called the SUPPLIER.

OF THE SECOND PART

NOW THEREFORE IT HAS BEEN DECIDED AND AGREED AS FOLLOWS:

mavi sud

1. APPOINTMENT OF THE DISTRIBUTOR

First Lotus Company Limited is appointed as an exclusive Distributor for the Products as defined hereunder in Article 2, with regard to the sale of the said Products in the following territory: Peoples' Republic of China.

The Distributor commits formally:
Not to sell the goods to any territory other than those mentioned above.

2. THE DISTRIBUTOR'S RIGHTS AND DUTIES

2.1. He is exclusive Distributor of the products for the territories:
Total Safe Line, Mavi Line.

2.2. He will handle the marketing policy he thinks the most suitable to reach annual targets.

2.3. He will report to Miss Jeannine Mong, Mavi's Asia consultant, twice a year, every six months, about the marketing actions and the reaction of the market.

2.4. He will inform the Consultant about the regulations of the territory regarding the products.

2.5. He commits not to disclose confidential data after the end of the contract.

2.6. He will provide the consultant with any local language commercial

mavi sud

2.7. printings, translations, documentations of advertisement items made by him.

2.7. He commits not to manufacture or pack or re-pack goods in any way both for selling or to give as free of charge samples under Mavi name.

2.8. He commits not to sell the goods to any territory other than those mentioned above

3. THE SUPPLIER'S RIGHTS AND DUTIES

The Supplier commits to:

3.1. Keep the Distributor informed with the developments of new concepts of the Products and all other pertinent information concerning the Products.

3.2. Confirm order within 5 working days after receipt of order and delivery schedule according to availability of products.

3.3 Not to sell or Manufacture under another brand products with similar formula as Mavi products.

The Consultant is responsible:

a.to collect orders from the Distributor

b.To handle communications with the Supplier. Any communication made by the Consultant has got prior approval from the Supplier. Any

mavi sud

amendment to this agreement is to be confirmed by letter by the Supplier.

c. To help to coordinate actions and exchange information's between importers of different countries in Asia whenever it is useful for all parties.

4. PRODUCTS

The products with prices are listed in Exhibit A. The Supplier retains the right to modify the list of Products in response to market and/or economic conditions and to discontinue production and/or commercialization of any of the Products.

5. PRICES

The prices are FOB Roma & in Euros.

5.1. Prices increase due to increase of production costs.

5.1.1. The Supplier commits to do his best to keep as low as possible the annual price increase. This price increase takes place each year in January, after discussion with the Distributor for implementation from 1st March of the current year.

6. PAYMENT

Payment must be done either by TT or by irrevocable and confirmed L/C. All bank charges outside Buyer's country for L/C are on Supplier's account.
6.1. Payment by TT, before shipment, discount of 2%
6.2. Payment by L/C at sight, no discount

mavi sud

6.3. Payment by TT at 30 days from the date of the AWB, 0.5% interest
6.4. Payment by TT at 60 days from the date of the AWB, 1% interest
6.5. Payment by TT at 90 days from the date of the AWB, 1.5% interests
6.6. Payment by TT at 120 days from the date of the AWB, 2% interest
6.7. Machines are to be paid 100% by TT before shipment.

Official confirmation of L/C or TT should reach the Supplier by swift message before shipment of the goods. L/C payment is valid only for a minimum purchase order of 20.000 Euros. Any failure to honor one D/P payment is sufficient to cancel the payment facility. In this case, subsequent orders have to be paid 100% by TT (see point 6.1).

7. TERM

This Agreement will take effect on the date first above written and shall continue for a term of 15 years, provided the annual target is reached as indicated in article 8 .It will be renewed for another period of 5 years at the end of the term. New reasonable targets for the new period will be renegotiated between both parties.

8. ANNUAL TARGETS

The annual targets are in Euro, for products only, in Fob price before discount.

- Year 1 is 240,000 from 1st January to 31 December 2008
- Year 2 is 280,000 from 1st January to 31 December 2009
- Year 3 is 346,000 from 1st January to 31 December 2010
- Year 4 is 415,000 from 1st January to 31 December 2011
- Year 5 is 498,000 from 1st January to 31 December 2012

mavi sud

- Year 6 is 598,000 from 1st January to 31 December 2013
- Year 7 is 718,000 from 1st January to 31 December 2014
- Year 8 is 862,000 from 1st January to 31 December 2015
- Year 9 is 1 034,000 from 1st January to 31 December 2016
- Year 10 is1 240,000 from 1st January to 31 December 2017
- Year 11 is 1 488,000 from 1st January to 31 December 2018
- Year 12 is 1 785,000 from 1st January to 31 December 2019
- Year 13 is 2 142,000 from 1st January to 31 December 2020
- Year 14 is 2 570,000 from 1st January to 31 December 2021
- Year 15 is 3 084,000 from 1st January to 31 December 2022

Targets are Machines excluded.

9. EARLY TERMINATION OF THE CONTRACT

Events resulting in the early termination of the contract.
This agreement may be terminated by either party by registered letter recorded delivery a notice of:

- Three months after the occurrence of event 9.1.
- Two months for event 9.2. To 9.7.
- Ten days for event 2.7

The events are:

9.1. Failure by the Distributor to meet his annual target is a sufficient clause to the early termination of the contract.
9.2. Either party is unable to pay.
9.3. Bankruptcy of either party.
9.4. Failure by either party to fulfill his obligations.
9.5. The Distributor is guilty to of exporting Supplier's products to other

mavi sud

countries than the ones concerned by this contract.
9.6. The Distributor fails to place orders in 4 consecutive months.
9.7; Any breach by either party about his rights and duties as mentionned in § 2 for the distributor and in § 3 for the Supplier.

10. TRADEMARKS

10.1. No provision of the present Agreement shall give the Distributor any right, other than for the purposes of the services in the Territory, to use any trade markets, logos, commercial names, or other industrial property rights of which the Supplier is owner or licensee.

10.2. The Supplier will be responsible to register his trademark Mavi in English and in Chinese in the territories concerned. All registration fees are on his charge. In Exhibit C are the brand trademarks in English and in Chinese with the logo (enclosed).

10.3. The Distributor shall call promptly to the attention of the Consultant and in Writing any claims or proceedings relating to the publicity or sale of the Products or services which shall come to the Distributor's knowledge.

11.COMMERCIAL TERMS

11.1. Product promotional help

11.1.1. Free sales size products: according to price list exhibit D.

The Supplier is free to amend this list according to the production costs fluctuation.

mavi sud

11.1.2. Promotional help of 7% of the FOB value on sales size products.

11.1.3. Available free samples and free promotional items up to 5% of the Fob value (Price list in exhibit B). Additional samples over that amount are invoiced at cost value to the Distributor.

11.1.4. Promotional paper-marketing items only (for cost purpose), could be printed locally according to factory design, or on proposals made by distributors and agreed by factory.

11.1.5. Mavi promotion helps for distributor participation to regional fairs. On receipt of evidence of Distributor participation to a regional fair (payment receipt), Mavi will provide 1 Pieces sale size product and 500 bustins per product (available at that time), free of charge. Mavi sponsorship is limited to 1 fairs per year.

11.2 Scientific promotional Help

Dr. Morganti agrees to provide free of charge scientific papers on Cosmetology to the Distributor. The Distributor could use them in local professional magazines, as a vehicle to promote Mavi products. The periodicity and the content will be defined by both parties.

11.3.1 Special training in the Territory by the Supplier.

On the Distributor's request, the Supplier agrees to participate to one training two times a year maximum in the Territory.

11.3.1.1 The Supplier will be responsible for the Air Ticket and the Distributor will provide for Hotel and living expenses for 1 trainer, who could be Dr. Morganti or someone else. The

mavi sud

translation fees, if any, are on the account of the Distributor. If there are any extra costs for training, the budget should be submitted to prior approval by both parties.

11.3.1.2 Dr. Morganti's status: in case Dr Morganti is requested personally to run a seminar in the Territory together with one trainer, the same rule will be applied for two people, Dr. Morganti and the trainer.

11.3.2 Training in Italy by the Supplier

Training sessions in Supplier's place are possible maximum once a year, with a training program agreed by both parties. The Supplier will be responsible for the training costs, training material and translation in English. Travelling and living expenses are on the Distributor's account.

12 MISCELLANEOUS

12.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This agreement cannot be transferred by Distributor to another party without the written agreement of the Supplier.

12.2. Any amendment to this agreement should be subject to a written document approved and signed by the counterparty concerned by the amendment.

12.3 This Agreement shall be governed by and interpreted in accordance with the Rules of the International Chamber of Commerce. This Agreement supersedes and terminates any and all prior

mavi sud

12.4 agreements or contracts, written or oral, entered into between the parties relating to the subject matter hereof, and any representations promise or condition in connection therewith not in writing shall not be binding upon either party.

12.5 Any dispute or difference of any kind shall be finally determined by arbitration in accordance with the rules of the International Chamber of commerce. The arbitration proceedings shall take place in Rome or such other location as the parties in dispute may agree upon and such proceedings will be conducted in the English language.

In the event that any one or more provisions contained in this Agreement should be held unenforceable by any judicial decision, such unenforceability shall not affect any other provisions of this Agreement.

12.6 All notices required to be given for the purpose of this Agreement shall be validly given by prepaid registered mail, recorded delivery, addressed to the partier's respective registered offices.

12.7 This Agreement made in English language will be interpreted and modified in English because English is the mutual Agreement language.

In witness whereof, the parties have hereby executed this Agreement as the date first above written.

The Supplier

MAVI SUD s.r.l.
Il Consigliere Delegato

Dr. Pierfrancesco Morganti
In Rome on: 17 December 2007

The Distributor

First Lotus Co. Ltd.

Miss Ng Lai Fong Chris